SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
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/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Pitney Bowes Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                               Pitney Bowes Inc.
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

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/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

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   pursuant to Exchange Act Rule 0-11:*

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

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
                 Pitney Bowes
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
                 To the Stockholders:
                 ---------------------------------------------------------------

                    Stockholders attending the annual meeting at our World Headquarters in Stamford on May 9, 1994, are cordially invited to join us for a continental breakfast served from 8 a.m. until the meeting begins at 10 a.m.

                    We look forward to welcoming many stockholders to the meeting and will make it as interesting and informative as possible.

                    Sincerely yours,

                    George B. Harvey
                    Chairman and President

                    Stamford, Connecticut
                    March 25, 1994

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------


                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
                 Notice of Meeting:
                 ---------------------------------------------------------------

                    The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 9, 1994, at 10 a.m., at the company's World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions to the Pitney Bowes World Headquarters are set forth on the back cover page of the Proxy Statement; a map is on the inside back cover.

                        The items of business at the annual meeting are:

                        1.   Election of four directors.

                        2.   Appointment of independent accountants for 1994.

                        3. Such other matters as may properly come before the meeting or any adjournments or postponements thereof.

                    All holders of record of Pitney Bowes common stock and $2.12 convertible preference stock as of the close of business on March 11, 1994, are entitled to vote at the meeting or any adjournments or postponements thereof.

                    It is important that all stockholders be represented at the meeting. Stockholders are urged to sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                    Douglas A. Riggs
                    Vice President, Communications, Planning,
                    Secretary and General Counsel

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
Pitney Bowes
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Proxy Statement

This statement is furnished in connection with the solicitation of proxies by the board of directors of Pitney Bowes Inc. (the "board") for use at the annual meeting of stockholders to be held on May 9, 1994, and at any adjournment or postponement thereof. Proxies may be revoked at any time before they are voted by submission to the Secretary of the company of a written revocation or, in the case of a registered stockholder, a later-dated proxy, or by the stockholder's attendance, revocation and vote at the annual meeting. Each proxy not revoked will be voted at the meeting and will be voted in accordance with the instructions given in the proxy. The votes of the holders of Pitney Bowes common stock and $2.12 convertible preference stock ("$2.12 preference stock") will be aggregated for each agenda item. Each share of common stock will be entitled to one vote and each share of preference stock will be entitled to eight votes for each agenda item.

Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

At the close of business on March 11, 1994, the record date for the meeting, there were (net of treasury shares) 158,164,139 shares of common stock outstanding and 107,977 shares of $2.12 preference stock outstanding.

The company's headquarters are in Stamford, Connecticut 06926-0700. This proxy statement and the enclosed proxy are being mailed to stockholders on or about March 25, 1994.

Election of Directors

Under the company's Restated Certificate of Incorporation, there are three classes of directors numbering as nearly equal in size as possible. Each class is elected for a three-year term.

Three directors, Mr. Emery, Mr. Harvey and Mrs. Sewell were elected last year to three-year terms expiring in 1996. Ms. Alvarado, Mr. Campbell, and Mr. Hugel were elected in 1992 to three-year terms expiring in 1995.

Mr. Butler, Mr. Kimball, Mr. Nunery and Mr. Taylor were elected in 1991 to three-year terms expiring in 1994. The Nominating and Organization Affairs Committee, consisting of four nonemployee directors whose names are set out on page 6, recommended and the board approved proposing to stockholders the reelection of Mr. Butler, Mr. Kimball, Mr. Nunery and Mr. Taylor to three-year terms expiring in 1997.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board, unless the board reduces the number of members of the board below ten directors, which is not currently contemplated. The affirmative vote of a plurality of the aggregate of issued and outstanding shares of Pitney Bowes common and preference stock (each share of preference stock counting as eight votes of common stock) voted in person or by proxy at the annual meeting is required to elect directors.

Information about each nominee for director and each incumbent director, including the nominee's or incumbent's age as of February 28, 1994, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

                             NOMINEES FOR ELECTION
                  TO TERMS EXPIRING AT THE 1997 ANNUAL MEETING

[Photograph]            William E. Butler, 62, chairman and chief executive
                        officer since 1991, and director of Eaton Corporation, manufacturer of engineered products serving the automotive, industrial, commercial and defense markets.
                        President and chief operating officer of Eaton
                        Corporation from 1989 to 1991. President-Automotive
                        Components Group of Eaton Corporation from 1979 to 1989.
                        Director since 1991. (Also a director of Bearings, Inc.,
                        Zurn Industries and Ferro Corporation.)

[Photgraph]             David T. Kimball, 66, retired chairman and chief
                        executive officer of General Signal Corporation, manufacturer of instrumentation and control systems and industrial equipment. Director since 1983.

[Photgraph]             Leroy D. Nunery, 38, vice president, human and
                        information resources of the National Basketball
                        Association since 1993. Formerly director and sector head of the Public Finance Sector, Merchant Banking
                        Group, 1991-1993, and vice president, Corporate Banking
                        Group, 1987-1991, of Swiss Bank Corporation. Vice
                        President - Financial Products Group of First National
                        Bank of Chicago from 1986 to 1987. National board member since 1983 and former national president of the National
                        Black MBA Association, Inc. from 1986 to 1989. Director since 1991.

[Photgraph]             Arthur R. Taylor, 58, chairman of Arthur Taylor &
                        Company, an investment firm, and since 1992, president of Muhlenberg College in Allentown, Pennsylvania. Dean of the faculty of Business, Fordham University from 1985 to 1992. Director since 1982. (Also a director of Louisiana Land and Exploration Company, Nomura Pacific
                        Basin Fund, Inc., Japan OTC Fund, Inc., Korea Equity
                        Fund, Inc., and Jakarta Growth Fund Inc.)

                           INCUMBENT DIRECTORS WHOSE
                    TERMS EXPIRE AT THE 1996 ANNUAL MEETING

[Photgraph]             John C. Emery, Jr., 69, vice chairman of The Robbins
                        Company, since 1991, and former chairman, president and chief executive officer of Emery Air Freight
                        Corporation. Director since 1974. (Also a director of General Housewares Corp.)

[Photgraph]             George B. Harvey, 62, chairman, president and chief
                        executive officer of Pitney Bowes Inc. Director since
                        1980. (Also a director of Connecticut Mutual Life
                        Insurance Co., Merrill Lynch & Co., Inc. and McGraw
                        Hill, Inc.)

[Photgraph]             Phyllis Shapiro Sewell, 63, retired senior vice
                        president of Federated Department Stores, Inc. Director since 1987. (Also a director of Lee Enterprises, Inc.,
                        United States Shoe Corporation and Sysco Corporation.)*

* Ms. Sewell retired as a senior vice president of Federated Department Stores, Inc., in July 1988. Federated filed for protection under Chapter 11 of the U.S. Bankruptcy laws on January 15, 1990, and emerged from Chapter 11 on February 5, 1992.


                           INCUMBENT DIRECTORS WHOSE
                    TERMS EXPIRE AT THE 1995 ANNUAL MEETING

[Photgraph]             Linda G. Alvarado, 42, president, since 1974, of
                        Alvarado Construction, Inc., a Denver-based commercial and industrial general contractor. Director since 1992.
                        (Also a director of Cyprus Amax Minerals Company, Lennox
                        International, Inc., Norwest Banks of Colorado, Inc., and Pena Investment Advisors.)

[Photgraph]             Colin G. Campbell, 58, president of Rockefeller Brothers
                        Fund, a philanthropic organization. Former president of Wesleyan University from 1970 to 1988. Director since
                        1977. (Also director of Hartford Steam Boiler Inspection
                        & Insurance Company, and Sysco Corporation.)

[Photgraph]             Charles E. Hugel, 65, retired chairman and chief
                        executive officer of Combustion Engineering, Inc., a company whose principal products are power generation, and process equipment and systems. Director since 1987.
                        (Also a director of Eaton Corporation.)

The board met eight times in 1993 and all directors attended at least 75 percent of the aggregate of the total number of board meetings and the total number of meetings held by the board committees on which he or she served during 1993. For 1993, the rate of attendance at such meetings was 96.6 percent.

Committees of the Board of Directors

Members of the board serve on one or more of the following seven committees.

The Audit Committee, which met three times in 1993 and is composed entirely of independent directors, monitors the financial reporting standards and practices of the company and the company's internal financial controls to ensure compliance with the policies and objectives established by the board of directors. To further the foregoing, the Audit Committee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with the company's independent accountants the scope of their examinations with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants' report, invites the accountants' recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and their fees. It also reviews Pitney Bowes' internal accounting controls and the scope and results of the company's internal auditing activities and submits reports and proposals to the board. Members are Charles E. Hugel, Chairman, Linda G. Alvarado, Colin G. Campbell, and Arthur R. Taylor.

The Corporate Responsibility Committee, which met three times in 1993, monitors the company's policies and programs concerning stockholders, customers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, customer satisfaction, postal and governmental relations, employee safety and product safety. Members are William
E. Butler, Chairman, Linda G. Alvarado, and Phyllis Shapiro Sewell.

The Executive Committee, which did not meet in 1993, can act, to the extent permitted by Delaware corporation law and the company's restated certificate of incorporation and bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings. Its actions are subject to approval or revision by the board. Members are George B. Harvey, Chairman, Colin G. Campbell, John C. Emery, Jr., and Arthur R. Taylor.

The Executive Compensation Committee, which met six times in 1993, is composed entirely of independent directors and oversees the company's executive compensation program, including establishing the company's executive compensation policies and undertaking an annual review of all components of compensation to ensure that they appropriately achieve the company's objectives. The committee is also responsible for certain administrative aspects of the company's compensation plans (see "Executive Officer Compensation" beginning on page 9) and the 1984 Pitney Bowes Employee Stock Purchase Plan, and recommends changes in such plans. It also establishes performance targets and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees' Incentive Plan, and recommends grants of incentives under the Pitney Bowes 1991 Stock Plan. Grants recommended by the Executive Compensation Committee are approved by the independent directors of the board. Members are Phyllis Shapiro Sewell, Chairman, William E. Butler, and David T. Kimball.

The Finance Committee, which met six times in 1993, reviews the company's financial condition and evaluates significant financial policies and investment decisions, advises management and recommends financial action to the board. The committee's duties include monitoring the company's current and projected financial condition and reviewing and approving major investment decisions. Members are Arthur R. Taylor, Chairman, Colin G. Campbell, John C. Emery, Jr., and Leroy D. Nunery.

The Nominating and Organization Affairs Committee, which met five times in 1993, recommends directors for nomination by the board for election by stockholders, recommends membership and duties of the board committees, reviews officers' potential for growth, and with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents. The committee will consider nominees for director recommended by the company's stockholders. Stockholder recommendations must be in writing addressed to the Chairman of the Nominating and Organization Affairs Committee, c/o Secretary of the company at the address set forth on the cover of this proxy statement, and should include a statement describing the qualifications and experience of the proposed candidate and the basis for nomination. Members are Colin G. Campbell, Chairman, John C. Emery, Jr., Charles E. Hugel, and Phyllis Shapiro Sewell.

The Retirement Advisory Committee, which met three times in 1993, oversees the financial operations of the company's retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. With respect to major retirement plans, the committee appoints and removes plan trustees and investment managers, sets the managers' investment return objectives, and approves contributions to such plans. It reports to the board on the operations of all plans and the management of funds established thereunder. Members are David T. Kimball, Chairman, Linda G. Alvarado, and Leroy D. Nunery.

Security Ownership of Directors And Executive Officers

The following table sets forth, as of March 11, 1994, the number of shares of common stock (rounded to the nearest whole number) held by each director, each nominee for director, each of the five executive officers named in the Summary Compensation Table (Table I) on page 10, and all directors and executive officers as a group (19 persons). The directors and executive officers as a group are beneficial owners of less than one percent of the aggregate shares of common stock and $2.12 preference stock. The company is not aware of any person or group of persons who are beneficial owners of more than five percent of any class of the company's voting securities.

Executive officers and directors are required by the Securities Exchange Act of 1934, as amended, to file forms with the Securities and Exchange Commision to report their holdings in the company's securities and to furnish the company with copies of such forms. It is the practice of the company to file such forms on behalf of its directors and executive officers. On September 13, 1993, the board of directors elected Johnna G. Torsone to the corporate officer position of Vice President-Personnel. The company did not file within ten days of that action a Form 3 with the U. S. Securities and Exchange Commission setting forth the initial statement of her ownership of company securities. The form was filed and all subsequent forms have been timely filed.

                               SECURITY OWNERSHIP

                                                                                     Shares             Options
                                                                                    Deemed to         Exercisable
         Title of                                                                be Beneficially        Within
      Class of Stock              Name of Beneficial Owner                         Owned(a)(b)        60 Days(c)
      -------------        ----------------------------------------               -------------       -----------
         Common            Linda G. Alvarado                                            1,809                --
         Common            William E. Butler                                            2,200                --
         Common            Colin G. Campbell                                            5,200                --
         Common            John C. Emery, Jr.                                           9,684                --
         Common            George B. Harvey                                           313,580           228,001
         Common            Charles E. Hugel                                             2,200                --
         Common            David T. Kimball                                            21,200                --
         Common            Leroy D. Nunery                                              1,238                --
         Common            Phyllis Shapiro Sewell                                       2,200                --
         Common            Arthur R. Taylor                                             8,023                --
         Common            Carmine F. Adimando                                         38,856            41,025
         Common            Marc C. Breslawsky                                          60,961            88,175
         Common            Hiro R. Hiranandani                                         55,600            62,575
         Common            Carole F. St. Mark                                          32,168            49,825
         -------           -----------------------------------                        -------           -------
         Common            All executive officers and directors
                           as a group (19)                                            623,415           469,601

- --------------
      (a) Some of the holdings shown include shares required to be reported as beneficially owned by the directors or executive officers even though beneficial ownership of those shares has be disclaimed. The number of common shares so reported are 28,000 in the case of Mr. Harvey, 4,000 in the case of Mr. Campbell, and 32,732.62 in the case of all executive officers and directors as a group.

      (b) The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

      (c) The executive officer has the right to acquire beneficial ownership of this number of shares within 60 days by exercising outstanding stock options which would require the payment of substantial amounts to cover the exercise price of such options. See footnote (2) to Table III on page 12. These shares may also be deemed to be beneficially owned by the executive officer.


DIRECTORS' COMPENSATION

Director's Fees. In 1993, each director (other than Mr. Harvey) received a fee of $24,000 per year. In addition, each director (other than Mr. Harvey) received $1,100 for each board and committee meeting attended. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors may elect to defer receipt of fees, in which event they receive interest on the amount deferred at the rate then payable on Standard & Poors AA-rated bonds.

Directors' Stock Plan. At the 1991 annual meeting, the company's stockholders adopted a Directors' Stock Plan pursuant to which each nonemployee director is granted 400 shares (adjusted to reflect the 1992 two-for-one stock split) of Pitney Bowes restricted common stock annually as part of his or her compensation. On May 10, 1993, an aggregate of 3,600 such shares was awarded, with each of the nine nonemployee directors then serving receiving 400 shares of restricted common stock. The shares carry full voting and dividend rights but may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control or (2) the expiration of the six-month period following the grant of such shares.

Directors' Retirement Plan. The company maintains a Directors' Retirement Plan. Under this plan, a director with five or more years of service as a director will receive an annual retirement benefit calculated as 50 percent of the director's retainer in effect at the time of such director's retirement for directors with five years of service, and an additional 10 percent of such retainer for each year of service over five to a maximum of 100 percent of such retainer for ten or more years of service. The current annual retainer fee paid to active directors who are not officers is $24,000. The annual benefit is paid for life to a director who (i) leaves the board on or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 shall receive the annual benefit only during a period equal to the number of years that the director served on the board. Individuals who are eligible for pension benefits as prior employees of the company are not eligible under the Directors' Retirement Plan, unless they serve as nonemployee directors for at least five years.

STOCK PERFORMANCE GRAPH

The following line graph compares the cumulative total return on an investment in the company's common stock over the five-year period ending December 31, 1993, with that of the Standard & Poor's ("S&P") 500 Composite Index and with an index which is a combination of the cumulative total returns on an investment in each company included in the S&P Office Equipment and Supplies Index and the S&P Computer Systems Index at December 31, 1993, over the same five-year period.

                Comparison of Five-Year Cumulative Total Return*
    Among Pitney Bowes Inc., the S&P 500 Composite Index, and the Companies Included in the S&P Office Equipment and Supplies and Computer Systems Indices

   [The table below was represented by a graph in the printed Notice & Proxy]

                              1988   1989   1990   1991   1992   1993
                              ----   ----   ----   ----   ----   ----
PBI                            100    114     98    159    206    218
S&P 500                        100    132    128    166    179    197
S&P Off. Eq/Comp. Sys.         100     85     91     86     70     75


* Based upon an initial investment of $100 on December 31, 1988, with reinvestment of dividends

Both the S&P 500 Composite Index and the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies and the S&P Computer Systems indices are market-value weighted indices. All information shown above is based upon data provided to the company by three separate independent organizations, all three of which have been licensed by Standard & Poor's Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company's common stock on December 31, 1988 would have grown to $218 by December 31, 1993. By comparison, $100 invested in the S&P 500 Composite Index would have grown to $197 by December 31, 1993. Additionally, $100 invested in the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies and the S&P Computer Systems indices would have been worth $75 on December 31, 1993.

EXECUTIVE OFFICER COMPENSATION

The Executive Compensation Committee (the "Committee"), which is composed of three independent nonemployee directors, oversees the company's executive compensation programs and establishes its executive compensation policies. (A description of the Committee's duties are shown under the heading "Committees of the Board of Directors" on page 5.) The Committee reports on executive compensation to all of the independent nonemployee directors of the board (the "Independent Directors") and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See "Report on Executive Compensation by the Independent Directors" on page 13.)

Summary Compensation Table. The following table, Table I, shows all compensation paid or granted, during, or with respect to, the 1993 fiscal year and the two previous fiscal years, for services rendered in all capacities while an executive officer, to the chief executive officer and the four highest paid executive officers. (Persons in this group are referred to herein individually as an "Executive Officer" and collectively as "Executive Officers.") This table shows all cash compensation, including Performance Based Compensation (hereinafter referred to as "PBC Incentive"), which is an annual cash incentive granted under the Pitney Bowes Key Employees' Incentive Plan (the "KEIP"), which plan was approved by the company's stockholders. This table also shows the number of stock options granted during each such year and the value of previously-granted long-term incentives that were paid in each year as a result of the achievement of the related three-year performance objectives.

                                    TABLE I

                           SUMMARY COMPENSATION TABLE

                                                        Annual Compensation                 Long-term compensation
                                                -----------------------------------   --------------------------------
                                                                                       Grants     Payouts
                                                                                       ------     -------
                                                                                                 Long-term
                                                                                                 incentive
                                                                PBC     Other annual    Stock      plan      All other
                                                  Salary     Incentive  compensation   options    payouts  compensation
    Name and principal position            Year     ($)         ($)          ($)       (#)(1)     ($)(2)      ($)(3)
 ---------------------------------         ----  ---------   --------   ------------   -------  ----------  -----------
 George B. Harvey......................    1993    676,667    585,000       --         14,550    1,067,943     32,066
 Chairman, President & Chief               1992    637,500    564,800       --         19,300    1,738,550      9,610
 Executive Officer                         1991    610,000    533,300       --         18,800            0         --

 Marc C. Breslawsky....................    1993    404,375    322,700       --          6,250      484,913      6,767
 President - Office Systems                1992    377,792    359,800       --          8,300      661,925      2,059
                                           1991    353,875    348,400       --          8,200            0         --

 Hiro R. Hiranandani...................    1993    393,400    322,700       --          6,250      484,913     17,659
 President - Mailing Systems               1992    371,542    359,800       --          8,300      661,925      5,354
                                           1991    345,625    291,500       --          8,200            0         --

 Carole F. St. Mark....................    1993    354,223    276,000       --          6,250      422,892      6,552
 President - Logistics                     1992    333,802    227,900       --          7,300      614,075      4,984
 Systems & Business Services               1991    315,625    176,400       --          7,200            0         --

 Carmine F. Adimando...................    1993    317,500    233,800       --          3,800      316,082      6,659
 Vice President - Finance and              1992    295,000    221,200       --          4,900      534,325      3,897
 Administration, and Treasurer             1991    274,583    220,400       --          4,800            0         --

- --------------
 (1) Numbers shown for 1991 have been restated to reflect the 1992 two-for-one stock split.

 (2) The value shown for 1993 is the aggregate of the value of the payout of Cash Incentive Units ("CIUs") granted on June 10, 1991 and the December 31, 1993 market value of restricted stock granted on June 10, 1991. Payout under the CIUs was based on the magnitude of achievement against the related financial criteria over a three-year period ending December 31, 1993. (See footnote 1 to Table IV.) The restrictions on the stock were released due to the attainment of the three-year performance objectives. (See footnote 2 to Table IV.) The value of the restricted stock prior to release of restrictions had grown 38.9 percent as the stock price had increased from $29.781/share on June 10, 1991, to $41.375/share on December 31, 1993.

 (3) Includes amounts contributed to the Pitney Bowes Deferred Investment Plan on behalf of Messrs. Harvey, Hiranandani and Adimando and Ms. St. Mark, and to the Dictaphone Corporation Savings With Extra Potential Plan on behalf of Mr. Breslawsky. Both plans were adopted in accordance with
      Section 401(k) of the Internal Revenue Code.


Other Compensation Tables. Tables II-IV below show additional detail about Executive Officer compensation, specifically, cash-based and stock-based long-term incentives granted under the company's compensation plans. Long-term incentives in the form of options granted during the three fiscal years covered by Table I are shown in that table. Outstanding options were granted under the 1979 Pitney Bowes Stock Option Plan (the "1979 Plan"), which provides only for the granting of options, and the Pitney Bowes 1991 Stock Plan (the "1991 Plan"), which provides for the granting of various stock-based incentives including options; both plans were approved by the company's stockholders. (The 1979 Plan, the 1991 Plan and the KEIP are sometimes collectively referred to herein as the "Incentive Plans.")

The following table, Table II, shows additional detail regarding options granted during 1993 pursuant to the 1991 Plan.

                                    TABLE II

                          STOCK OPTION GRANTS IN 1993

                                                                                                  Net Potential
                                                                                               Realizable Value at
                                                                                              assumed annual rates
                                                    % of total                                   of stock price
                                          Options     options    Exercise or                     appreciation for
                                          granted   granted to   base price                       option term(2)
                                          in 1993    employees    ($/share)                    --------------------
                     Name                   (#)       in 1993        (1)     Expiration date     5% ($)     10% ($)
      -----------------------------       -------    ---------    ---------  ---------------    -------     -------
      George B. Harvey.................   14,550       5.11         42.375    June 13, 2003     387,749     982,632
      Marc C. Breslawsky...............    6,250       2.20         42.375    June 13, 2003     166,559     422,093
      Hiro R. Hiranandani..............    6,250       2.20         42.375    June 13, 2003     166,559     422,093
      Carole F. St. Mark...............    6,250       2.20         42.375    June 13, 2003     166,559     422,093
      Carmine F. Adimando..............    3,800       1.33         42.375    June 13, 2003     101,268     256,632

- --------------
      (1) The exercise price equals the market price of a share of the company's common stock on the date of grant. These options become exercisable in installments over a three-year period, one-third after the first year, one-third after the second year, and one-third after the third year.

      (2) The 5 and 10 percent growth rates, which rates are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Executive Officer is linked directly to the future growth of the price of the company's common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Executive Officer is possible without an increase in the stock price, which would benefit the company's stockholders as a whole. Zero growth in the stock price will result in zero realizable value to the Executive Officers. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Executive Officer will depend on the market price of the common stock on the date of exercise.


Shown in Table III below is information regarding the exercise of options in 1993 by the Executive Officers and information regarding their total outstanding options at December 31, 1993.

                                   TABLE III

           OPTIONS EXERCISED IN 1993 AND 1993 YEAR-END OPTION VALUES

                                                                       Number of
                                                                Securities Underlying            Net Value of
                                        Shares                   Unexercised Options       Unexercised in-the- Money
                                        Acquied    Net Value     at Year-End (#) (1)     Options at Year-End) ($) (2)
                                      on Exercise  Realized   ------------------------   ----------------------------
                   Name                   (#)         ($)     Exercisable  Unexercisable  Exercisable   Unexercisable
      ----------------------------    ----------   --------   -----------  -------------  -----------   -------------
      George B. Harvey                   17,224     497,620     258,409        38,425       5,931,369       262,788
      Marc C. Breslawsky                  8,400     212,362      88,175        16,575       1,588,841       113,675
      Hiro R. Hiranandani                 7,600     168,448      62,575        16,575       1,074,604       113,675
      Carole F. St. Mark                 10,200     284,431      49,825        15,325         844,089        99,909
      Carmine F. Adimando                 4,000      98,125      41,025         9,875         719,345        66,872

- --------------
      (1) Options granted during the period 1984-1993. The numbers have been adjusted to reflect the 1986 and the 1992 two-for-one stock splits. Options become exercisable in installments over a three-year period, 25 percent after the first year, 25 percent after the second year, and 50 percent after the third year for all options granted prior to 1993; and at one-third after the first year, one-third after the second year, and one-third after the third year for options granted in 1993.

      (2) These values are based on $41.375 per share, the market price of a share of common stock as of December 31, 1993, net of exercise prices which range from $7.25 to $42.6785 (adjusted to reflect the 1986 and the 1992 stock splits). In all cases the exercise price equaled the market price of a share at the date of grant.


Table IV, which follows, shows additional detail regarding other long-term incentives granted under the Incentive Plans in 1993. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. The company is obligated, under the terms of these incentives, to make the specified payments, if any, only to the extent that the stated performance objectives are achieved. In 1993 two types of long-term incentives were granted, restricted stock (shares of the company's stock, the full ownership of which is restricted and subject to forfeiture) and Cash Incentive Units ("CIUs"), which represent a defeasible right to receive cash, the amount of which is contingent upon the attainment of specified performance objectives over a multi-year period.

                                    TABLE IV

                      1993 LONG-TERM INCENTIVE PLAN GRANTS

                                                                              Estimated Future Payouts under
                                  Number of                                    Non-Stock Price-Based Plans
                              shares, units or                        --------------------------------------------------
                               other rights     Performance or other   Threshold          Target             Maximum
                              ----------------      period until      ----------      ---------------    ---------------
                                CIUs      R/S       maturation or     CIU    R/S       CIU      R/S       CIU      R/S
          Name                   (1)      (2)      payout (1) (2)     ($)    (#)       ($)      (#)       ($)      (#)
  -----------------------     --------   -----  -------------------   ---   -----    -------   -----    -------   -----
  George B. Harvey..........   514,571   7,400  December 31, 1995      0    3,700    514,571   7,400    804,017   7,400
  Marc C. Breslawsky........   232,842   3,200  December 31, 1995      0    1,600    232,842   3,200    363,816   3,200
  Hiro R. Hiranandani.......   232,842   3,200  December 31, 1995      0    1,600    232,842   3,200    363,816   3,200
  Carole F. St. Mark........   232,842   3,200  December 31, 1995      0    1,600    232,842   3,200    363,816   3,200
  Carmine F. Adimando.......   172,527   1,950  December 31, 1995      0      975    172,527   1,950    269,573   1,950

- --------------
 (1) CIUs granted under the Pitney Bowes KEIP represent a defeasible right to receive cash payments if certain earnings per share and return on stockholders' equity performance criteria are achieved over a three-year period ending December 31, 1995, CIUs that will mature on December 31, 1995 will pay $0/CIU if the threshold levels are not exceeded. The CIUs will have a value of $.0075 to $1.5625 per unit if the earnings per share and return on stockholders' equity performance criteria are met, depending on the actual magnitude of achievement.

 (2) Restricted stock granted under the Pitney Bowes 1991 Stock Plan is subject to forfeiture if certain minimum earnings per share performance criteria are not achieved over a three-year period or if the individual is not employed with the company on the specified determination date. If the threshold level of growth is achieved, 50 percent of the restricted stock will be released. If the target level is achieved or exceeded, one hundred percent of the restricted stock will be released. A prorated amount will be released for achievement between the threshold and the target level of growth. Outstanding shares of restricted stock were granted to the Executive Officers on June 8, 1992 and June 13, 1993 as follows: Mr. Harvey, 9,800 and 7,400 shares respectively; Mr. Breslawsky, 4,200 and 3,200 shares, respectively; Mr. Hiranandani, 4,200 and 3,200 shares, respectively; Ms. St. Mark, 3,700 and 3,200 shares, respectively; and Mr. Adimando, 2,500 and 1,950 shares, respectively. The aggregate number of shares of restricted stock held by the Executive Officers as of December 31, 1993 (exclusive of shares that were released to the Executive Officers after such date), and the aggregate fair market value of such shares is as follows: Mr. Harvey, 17,200 shares ($711,650); Mr. Breslawsky, 7,400 shares ($306,175); Mr. Hiranandani, 7,400 shares ($306,175); Ms. St. Mark, 6,900 shares ($285,488); and Mr. Adimando, 4,450 shares ($184,119).
      (Market value is calculated at $41.375 per share, the market price of the common stock on December 31, 1993.) The value of shares released after December 31, 1993 is included in Table I under the heading "Long-Term Incentive Plan Payouts." Individuals granted restricted stock in 1992 and 1993 have voting rights and receive dividends with respect to the stock during the restricted period.



Report on Executive Compensation by the Independent Directors

Introduction

The executive compensation policies and programs are the responsibility of the Executive Compensation Committee (the "Committee"), which consists of three independent directors. The Committee, in turn, recommends for final approval certain policies, programs and specific actions to all of the independent directors of the board (the "Independent Directors.")

The company's philosophy is to compensate employees fairly and competitively in the markets in which it competes for talent. Thus, it has developed a strategy which is designed to attract, motivate, and retain the best people to achieve the company's business objectives. The design of the compensation program permits recognition of individual contributions as well as results of the respective business units.

The company's executive compensation program has been designed with four main objectives: (1) To provide total compensation which is competitive when compared to various markets; (2) To place a portion of annual compensation at risk subject to performance against objectives; (3) To divide total compensation between annual and long-term components with a major portion represented by long-term performance related components; and (4) To align long-term compensation with stockholder interests.

In 1993, the Committee reviewed all features of the executive compensation program to ensure that, when combined, the individual components still meet the objectives of the program and to ensure that total compensation is competitive as it relates to the responsibilities and performance of the executives. This included a review and discussion of material from the company's primary executive compensation consulting firm and other similar firms, and covered in detail the competitiveness of base salary, total annual compensation, and total long-term compensation. The company's compensation information was compared to that of companies deemed to be in its industry group, including some of the companies in the S&P 500 and the S&P Office Equipment and Supplies or the S&P Computer Systems indices referenced in the performance graph, shown on page 8. The company's compensation information was also compared to that of other companies of similar revenue size and in different geographical areas because the Committee believes that the competing marketplace for executive talent is a larger universe of companies than only those in the company's industry group. During this review, the Committee assessed the levels of compensation, the mix of compensation, the individual and financial performance objectives for PBC Incentives, CIUs and restricted stock, the competitiveness of the individual and combined components, and the effectiveness of compensation in supporting the achievement of the company's objectives.

The executive compensation program and established objectives described above are applied to all the company's executives. Although each executive does not receive each long-term incentive (described below) as part of his or her compensation, the mix provided each executive reflects the company's objectives of linking a portion of compensation to performance and of providing an incentive for long-term achievement.

The Committee reviews and recommends to the Independent Directors the compensation of the most highly compensated executives (approximately 0.1 percent of the total employees in the company, referred to herein as "Key Executives"), including the compensation of the Executive Officers named in the preceding compensation tables (see Tables I-IV above). It also establishes the policies for and reviews the annual PBC Incentive and stock options granted to executives who comprise approximately 1 percent of the total employees of the company (referred to herein as "All Executives"). This complete review by the Committee is designed to ensure equity, consistency, fairness, and the appropriateness of these grants.

Annual Compensation

Base Salary. In general, the company establishes base pay for All Executives at what it believes to be less than competitive levels based on information provided by the company's consultants. The company, however, believes its PBC Incentives to be more than competitive, thus providing compensation that is competitive overall but which places more annual pay at risk.

The determination of an individual Executive Officer's pay is based on the executive's level of experience, position in the salary range, individual performance against annually established unit and individual objectives, including financial and non-financial measures, competitive market rates for similar positions, and the established annual criteria for merit increases. The above considerations apply similarly to All Executives.

On February 1, 1993, Mr. Harvey's annual base salary was increased from $640,000 to $680,000, a 6.25 percent increase. This increase, recommended by the Committee, and approved by the Independent Directors, recognized his 1992 accomplishments against various corporate objectives, for example: revenue, net income, earnings per share, improvement of customer satisfaction, and continued efforts in workforce diversity. While all factors are significant, the heaviest weighting is applied to the financial objectives. As has been the case historically, Mr. Harvey's base salary is low as compared to salaries of chief executives of comparable companies. The company places more emphasis on PBC Incentive and long-term incentives, which vary based on performance.

PBC Incentive. All Executives, including the Executive Officers, are eligible for PBC Incentives for achieving specific, significant annual unit and/or individual objectives.

For performance which meets objectives established at the beginning of the year, PBC Incentives are paid at target percentage amounts; maximum amounts are paid for performance which is exceptional; reduced amounts are paid for acceptable but less than expected performance; and no amount is paid for performance that is unsatisfactory. The target PBC Incentives are designed so that when combined with base salaries, which the Committee believes are lower than competitive, the total places more pay at risk than is the competitive average. The Committee intends that payment of base salary plus a target PBC Incentive be competitive with total annual compensation paid in the marketplace. For performance which is exceptional against the preestablished objectives, the Committee intends that the total annual compensation be higher than average.

The PBC Incentives for the Executive Officers are reviewed by the Committee and approved by the Independent Directors. The approval of the recommended incentives follows a detailed discussion of the company's and the individual's performance for that year against objectives which were established at the beginning of that fiscal year.

In 1993, Mr. Harvey guided the company to achieve several objectives of short and long-term significance established by the Independent Directors. These objectives were similar to the financial and other objectives described above under "Base Salary" with the financial objectives receiving the greatest weighting. Based upon these accomplishments, Mr. Harvey was rated as having performed against these preestablished objectives at a level that exceeded target, and as a result, Mr. Harvey received $585,000 as a PBC Incentive for his 1993 performance. This represents a 3.58 percent increase from his 1992 PBC Incentive.

Long-Term Incentives

In 1993, the company utilized three types of long-term incentives. These three are: CIUs, restricted stock, and stock options. The Committee uses these performance-driven components to link executive compensation to internal company performance, and to external market performance of the company's stock price. These incentives also enable the company to provide the Executive Officers with an economic interest in the long-term future growth of the company's business and of the market price of its stock, and provide an incentive for the Executive Officers to continue employment with the company. Grants of all three components are recommended by the Committee and approved by the Independent Directors. The combination of these three long-term incentives granted during 1993 was compared to long-term incentives granted by comparable companies to ensure that the total was competitive. The potential value of, or rights to, two of these incentives--CIUs and restricted stock--is contingent upon the attainment of one or more specified performance objectives. Amounts are paid or rights given, if any, only to the extent that the stated performance objectives are achieved. The potential future value of stock options, which are granted with an exercise price equal to the market price of the stock at the date of grant, is completely dependent upon the future increase in the price of the company's stock.

CIUs. In 1993, CIUs were granted to Key Executives including the Executive Officers. CIUs represent the right to receive cash only if certain specified financial objectives are achieved. The amount paid pursuant to CIUs is linked to the attainment of certain earnings per share rates and return on stockholder equity growth over a three-year period. Hence, the potential value of the CIUs is directly linked to the company's performance.

If the company's performance on the two financial measures equals the pre-established targeted growth rates, CIUs are paid at a target rate of $1.00/CIU. For performance below the target level, the CIUs pay at a rate from $.99 to $.0075/CIU, and payment decreases to zero if the performance slips to 75 percent or less of the performance target. Payment reaches a maximum payout of $1.5625/CIU when the performance equals or exceeds 150 percent of the target growth rate.

For the cycle 1993-1995, ending December 31, 1995, Mr. Harvey was granted 514,571 CIUs which are subject to the attainment of cumulative three-year earnings per share and return on stockholder equity objectives. For the 1991-1993 cycle, ending on December 31, 1993, the payout of CIUs was at the rate of $1.43 per unit because the financial targets established in 1991 were exceeded.

Stock-Based Incentives

In 1993, the company also granted under its long-term incentive program two types of stock-based incentives which serve to provide Key Executives, including the Executive Officers, with a direct interest in the stock price and the long-term growth of the company. These two incentives are shares of restricted stock and stock options.

Restricted Stock. Restricted stock granted in 1993 is subject to both a financial performance and a tenure requirement. The restrictions on the shares are released, in total or in part, only if the executive is still employed by the company at the end of the performance period and if the performance objective of compound earnings per share growth over the applicable three-year period has been achieved.

If the performance objective is achieved or exceeded, all of the restricted shares are released. If the compound three-year earnings per share growth is less than 75 percent of the target rate, the shares are forfeited. If performance is at 75 percent of the target rate, 50 percent of the shares are released and the balance is forfeited. For performance between 75 percent and the target level, the shares are released on a proportionate basis, with the unearned balance being forfeited.

On June 13, 1993, Mr. Harvey was granted 7,400 shares of restricted stock. On the date of grant, the market price of the stock was $42.375 per share. The release of restrictions relating to these shares is to be determined based on performance over a three-year period ending December 31, 1995. In deciding to grant these shares to Mr. Harvey, the Independent Directors considered the number of restricted shares then held by Mr. Harvey and determined that the number of shares to be granted in 1993 represented an appropriate component of the total compensation package for Mr. Harvey for 1993. It is the practice of the Independent Directors to review each year Mr. Harvey's total compensation package for competitiveness at the time approved. It is the belief of the Independent Directors that, when previously granted, the outstanding restricted stock was an appropriate component of the total compensation packages that they then approved.

For the 1991-1993 cycle, ending on December 31, 1993, the restrictions on 9,600 shares (adjusted for the 1992 two-for-one stock split) granted to Mr. Harvey on June 10, 1991 were released as the performance objective relating to the three-year period was exceeded. The market price of the stock when granted was $29.781 per share (adjusted for the 1992 two-for-one stock split).

Stock Options. In granting stock options to All Executives, including the Executive Officers, the intent is to provide an incentive to increase the price of the stock. The exercise price of options has always been equal to 100 percent of the market price of the company's common stock on the date of grant. Options have a ten-year life span, but only become exercisable in installments during the first three years following their grant.

During 1993, Mr. Harvey was granted 14,550 options with an exercise price of $42.375 per share, which equaled the market price of the stock on the date of grant. In determining the number of options to be granted to Mr. Harvey, the Independent Directors considered the number of stock options then held by Mr. Harvey and determined that the number of options to be granted for 1993 represented an appropriate component of Mr. Harvey's total compensation package for 1993. It is the practice of the Independent Directors to review each year Mr. Harvey's total compensation package for competitiveness at the time approved. It is the belief of the Independent Directors that, when previously granted, the outstanding options were an appropriate component of the total compensation packages for the respective years that they then approved.

Conclusion

As described above and as reflected in the 1993 compensation of the Executive Officers, it is the Committee's and the company's philosophy to link a portion of the compensation of All Executives to individual and business performance and to provide All Executives with compensation that creates a direct interest in the long-term growth of the company's stock price. Further, with respect to Key Executives, the company's practice has been to link a significant portion of total compensation to company performance and to have a greater portion represented by long-term compensation.

Beginning in 1994, publicly traded corporations generally will not be permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as "performance-based compensation" as described under proposed regulations of the Internal Revenue Service. Based upon an analysis of the expected compensation of the Executive Officers named in the preceding compensation tables, which compensation the Committee does not believe will be excessive, it is the intent of the Committee that none of the company's deductions for 1994 compensation will be disallowed under this "$1 million cap." However, because the law is new, and the Internal Revenue Service has not yet promulgated its final interpretive regulations, it is not possible to determine its impact on the company with complete certainty. The Committee intends to continue to review this issue.

Linda G. Alvarado   John C. Emery, Jr.   Leroy D. Nunery
William E. Butler   Charles E. Hugel     Phyllis Shapiro Sewell
Colin G. Campbell   David T. Kimball     Arthur R. Taylor

Severance and Change Of Control Arrangements

The company maintains a Severance Plan to provide a period of continued income to employees who are terminated by certain actions of the company, and to encourage all employees, including the Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. "Change of Control" is defined as the acquisition of 20 percent of the company's common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Severance Plan provides for the payment of severance to employees, including the Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control) of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks' pay, and a maximum of two years' pay. The Severance Plan also provides that employees whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority. If these Change of Control conditions were to arise, Executive Officers would be entitled to four weeks' severance pay for each year employed by the company or its subsidiaries, with a minimum of one year's pay, and a maximum of two years' pay.

The 1979 Plan and the 1991 Plan each provide that in the event of a Change of Control, options granted under the plans become immediately and fully exercisable. The 1991 Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

The KEIP provides that, in the event of a Change of Control, All Executives, including the Executive Officers, shall have a vested right to PBC Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (for Key Executives), in amounts to be determined by the Independent Directors as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of Pitney Bowes, as applicable. Such PBC Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect. The KEIP provides with respect to outstanding shares of restricted stock, or units entitling a recipient to receive shares granted pursuant to the plan, that, in the event of a Change of Control, such shares or units will become fully vested, with all performance objectives or other restrictions deemed fully satisfied, except for any transfer restrictions required for exemption under Section 16 of the Securities Exchange Act of 1934, as amended, or required by any other applicable law.

If any of these benefits, either alone or together with any other payments or benefits provided to any employee including an Executive Officer, would constitute an "excess parachute payment" subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Severance Plan provides that an additional payment would be made to each affected employee in order that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Severance Plan or the Incentive Plans in the event of a Change of Control.

Pension Benefits

The following table shows estimated annual retirement benefits (rounded to the nearest dollar) which would be payable to individuals at the compensation levels of the Executive Officers, at specified years of service classifications under the Pitney Bowes Retirement Plan, as supplemented by the Pitney Bowes Benefit Equalization Plan (collectively the "Retirement Plan"). The amounts of annual benefits shown on the following table are predicated on the assumptions that the employee retires at age 65, that the employee is to be paid on a single life annuity basis, and that the amount of Social Security covered wages for each year of service was more than the Social Security maximum for 1993. The amount of compensation shown under the columns "Annual Compensation" on the Summary Compensation Table (Table I) on page 10 is substantially the same as compensation that is the basis for benefits under the Retirement Plan, which is referred to as "Final Average Earnings" on the following table. The estimated annual benefits are not subject to any further deduction for Social Security benefits.

                                PENSION BENEFITS
                                PROXY STATEMENT

                                                              YEARS OF SERVICE
  FINAL AVG.           ------------------------------------------------------------------------------------------------
  EARNINGS                 10           15             20             25            30            35             40
  ---------            --------       --------       --------      --------       --------      --------      --------

  $  500,000...........$ 78,257       $117,386       $159,014      $200,643       $242,271      $283,900      $325,528
  $  600,000...........$ 94,257       $141,386       $191,514      $241,643       $291,771      $341,900      $392,028
  $  800,000...........$126,257       $189,386       $256,514      $323,643       $390,771      $457,900      $525,028
  $1,000,000...........$158,257       $237,386       $321,514      $405,643       $489,771      $573,900      $658,028
  $1,200,000...........$190,257       $285,386       $386,514      $487,643       $588,771      $689,900      $791,028
  $1,400,000...........$222,257       $333,386       $451,514      $569,643       $687,771      $805,900      $924,028

  Messrs. Harvey (age 62), Breslawsky (age 51), Hiranandani (age 56), Adimando (age 49), and Ms. St. Mark (age 51), have 37, 13, 17, 15 and 14 years of credited service (rounded to the nearest whole year), respectively, under the Retirement Plan as of February 28, 1994.

Approval of Appointment of Pitney Bowes' Independent Accounts

The Audit Committee of the board has recommended, and the board has approved for vote by stockholders, the continuation of Price Waterhouse as the independent accountants for Pitney Bowes for 1994.

Price Waterhouse has served in this capacity continuously since 1934. Price Waterhouse has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. Representatives of Price Waterhouse will be present at the annual meeting of stockholders and will have the opportunity to make a statement and to respond to appropriate questions.

Under Delaware corporation law, the affirmative vote of the holders of a majority of the stock entitled to vote represented in person or by proxy at the meeting (each share of $2.12 preference stock counting as eight votes of common stock) is required to approve the appointment of independent accountants. If a majority of the shares voted at the meeting is not voted in favor of such firm, the board of directors will consider what action should be taken.

The board recommends that stockholders vote FOR the above proposal.

Stockholder Proposals for 1995 Annual Meeting

Under the rules of the Securities and Exchange Commission, proposals for stockholder action at the 1995 annual meeting, including nomination of directors, must be received by the Secretary of the company no later than November 30, 1994, if such proposals are to be included in the company's proxy statement and form of proxy.

In addition, the company's by-laws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the company's proxy statement and form of proxy. Such procedural requirements are fully set forth in the company's by-laws, a copy of which may be obtained without charge by any stockholder by contacting the Secretary of the company at the address and telephone number set forth on the cover of this proxy statement. To have a nomination or item of business brought before the 1995 annual meeting, a stockholder must deliver the requisite notice of such nomination or item to the Secretary of the company at its executive offices no later than February 7, 1995.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of Pitney Bowes without additional compensation by personal interview, by telephone, or by telegram. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and Pitney Bowes will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. Pitney Bowes has retained Chemical Bank to aid in the solicitation of proxies. The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

The management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed form of proxy to vote in accordance with their judgment.

The 1993 annual report was distributed by mail several days prior to the distribution of this notice and proxy statement. If you did not receive a copy of the company's 1993 annual report or would like a copy of the company's Form 10-K for 1993, you may request copies by contacting the Secretary of the company at the address and telephone number set forth on the cover of this proxy statement.

By order of the board of directors.


Douglas A. Riggs
Vice President, Communications, Planning,
Secretary and General Counsel

           [Map of showing Pitney Bowes Stamford Facilities location]

        DIRECTIONS:

        Northbound on I-95

        Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light where you should turn right onto Washington Blvd. Continue 1/2 mile to stop sign. Turn left onto S. Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

        Southbound on I-95

        Please take Exit 7 (Atlantic Street). At the second traffic light, turn left onto Atlantic Street and continue through second traffic light to stop> sign and turn left onto Washington Blvd. At next stop sign turn left onto S. Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road.Please park where indicated.

        From the Merritt Parkway

        Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Blvd. and follow to the end (approximately 2 miles). At stop sign make a left turn onto S. Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane turn left onto Elmcroft Road. Please park where indicated.

                PROXY -- COMMON STOCK AND $2.12 PREFERENCE STOCK
                                PITNEY BOWES INC.

                   Annual Meeting of Stockholders May 9, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

George B. Harvey, Carmine F. Adimando, Douglas A. Riggs, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock and $2.12 preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 1994, or any adjournments or postponements thereof, upon such business as may properly come before the meeting, including the following items, as set forth in the notice of meeting and proxy statement:

    1.   Election of directors.

    2.   Appointment of independent accountants.

All shares of $2.12 preference stock and common stock registered in your name and/or held for your benefit in the dividend reinvestment plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy will be voted FOR Items 1 and 2.

                                (Continued, and to be signed, on the other side)

                                                                 /X/ Please mark
                                                                       your vote
                                                                       like this


      ---------------   ---------------   ----------------
          COMMON          D.R. SHARES     $2.12 PREFERENCE


          The Board of Directors Recommends a Vote FOR Items 1 and 2.

Item 1 -- Election of Directors

For all nominees         Withhold       William E. Butler, David T. Kimball,
(except as marked        (as to all     Leroy D. Nunery, Arthur R. Taylor
to the contrary)         nominees)

      /_/                   /_/

(Write a nominee's name on the space provided below to withhold authority to vote for that individual nominee.)


- --------------------------------------------------------------



Item 2 -- Appointment of Price Waterhouse as independent accountants

               FOR       AGAINST        ABSTAIN

               /_/          /_/            /_/


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof. Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S.A. When signing as attorney, executor, administrator, trustee or guardian or in other representative capacities, please give your full title as such.



Signature(s) of Stockholder(s) _______________________________ Date ______, 1994